Exhibit 77(c)

Matters submitted to a Vote of Security Holders

On August 10, 2010 a Special Meeting of Shareholders of ING Baron Asset Portfolio, a series of ING Partners, Inc., was held at which the shareholders were asked to approve an Agreement and Plan of Reorganization by and between ING Baron Asset Portfolio and ING MidCap Opportunities Portfolio, providing for the reorganization of ING Baron Asset Portfolio with and into ING MidCap Opportunities Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Baron Asset Portfolio	1	721,680.824	4,583.122	3,203.879	729,467.825

On August 10, 2010 a Special Meeting of Shareholders of ING Fidelity VIP Growth Portfolio, a series of ING Partners, Inc., was held at which the shareholders were asked to approve an Agreement and Plan of Reorganization by and between ING Fidelity VIP Growth Portfolio and ING Fidelity VIP Contrafund Portfolio, providing for the reorganization of ING Fidelity VIP Growth Portfolio with and into ING Fidelity VIP Contrafund Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Fidelity VIP Growth Portfolio	1	1,184,802.064	0.000	51,366.155	1,236,168.219